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                      November 14, 2022

       Bangxin Zhang
       Chief Executive Officer
       TAL Education Group
       15/F, Danling SOHO
       6 Danling Street, Haidian District
       Beijing 100080
       People   s Republic of China

                                                        Re: TAL Education Group
                                                            Form 20-F for the
Fiscal Year Ended February 28, 2021
                                                            Form 20-F for the
Fiscal Year Ended February 28, 2022
                                                            File No. 001-34900

       Dear Bangxin Zhang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Yuting Wu